As filed with the Securities and Exchange Commission on July 14, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
The Securities Act of 1933
LSI LOGIC CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2717976 (I.R.S. Employer Identification No.)

1621 Barber Lane
Milpitas, California 95035
(Address of principal executive offices)

Stand-Alone Stock Option Agreement
(Full title of the plan)

David G. Pursel
Vice President, General Counsel and
Corporate Secretary
LSI LOGIC CORPORATION
1621 Barber Lane
Milpitas, California 95035
(408) 433-8000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Larry W. Sonsini, Esq.
Matthew W. Sonsini, Esq.
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
650-493-9300

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price	Aggregate	Amount of
Title of Securities to be Registered	Registered (1)	Per Share (2)	Offering Price	Registration Fee

Common Stock, $.01 par value: Issuable pursuant to outstanding options under a Stock Option Agreement issued to Abhijit Y. Talwalkar (3)	500,000 shares	$6.13	$3,065,000	$360.75

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)	Estimated in accordance with Rule 457(h) under the Securities Act, solely for the purpose of computing the amount of the registration fee, on the basis of $6.13 per share, which was the closing price reported on the New York Stock Exchange of the Registrant’s Common Stock on May 23, 2005.

(3)	There are also being registered hereunder an equal number of Series A Preferred Share Purchase Rights, which are currently attached to and transferable only with the Common Stock registered hereunder.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     There following documents previously filed by LSI Logic Corporation (the “Registrant”) with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

     (b) The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 3, 2005.

     (c) The Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 26, 2005, April 7, 2005, April 27, 2005, May 24, 2005, June 8, 2005 and June 17, 2005. The Registrant specifically excludes from incorporation such information that has been furnished and not filed pursuant to Item 2.02 of the Registrant’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on January 10, 2005, January 26, 2005 and April 27, 2005.

     (d) The description of the Registrant’s Common Stock to be offered hereby is contained in the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 29, 1989 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

     (e) The description of the Registrant’s Amended and Restated Preferred Shares Rights Agreement contained in the Registrant’s Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on June 17, 2003 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

     The documents incorporated by reference herein contain forward-looking statements that involve risks and uncertainties. The Registrant’s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks identified in the respective documents incorporated by reference herein.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     The validity of the securities registered hereby has been passed upon for the Registrant by Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”), Palo Alto, California. Larry W. Sonsini, a member of WSGR and a member of the Board of Directors of the Registrant, owns 589 shares of the

Registrant’s Common Stock. Mr. Sonsini holds options to purchase 165,000 shares of the Registrant’s Common Stock. Upon exercise of such options, 10% of the shares shall be issued to Mr. Sonsini and 90% of the shares shall be issued to the applicable partnership investment accounts of WSGR, in which Mr. Sonsini is a participant.

Item 6. Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”). Section 10 of the Certificate of Incorporation and Article VI of the Bylaws of the Registrant provide for indemnification of certain agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by these indemnification provisions include current and former directors, officers, employees and other agents of the Registrant, as well as persons, who serve at the request of the Registrant as directors, officers, employees or agents of another enterprise. In addition, the Registrant may enter into indemnification agreements with its directors and officers pursuant to which the Registrant has agreed to indemnify such individuals and to advance expenses incurred in defending any action or proceeding to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Item 7. Exemption From Registration Claimed

     Not applicable.

Item 8. Exhibits

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of securities being registered.

10.1	Stand-Alone Stock Option Agreement issued to Abhijit Y. Talwalkar.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).

Item 9. Undertakings

     (a) Rule 415 Offering. The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings incorporating subsequent Exchange Act documents by reference.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Request for acceleration of effective date or filing of registration statement on Form S-8.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provision described in Item 6 of Part II of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on July 14, 2005.

LSI LOGIC CORPORATION

By:	/s/ Abhijit Y. Talwalkar

Abhijit Y. Talwalkar
President and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Abhijit Y. Talwalkar and David G. Pursel, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Abhijit Y. Talwalkar	Director, President and Chief Executive	July 14, 2005

Abhijit Y. Talwalkar	Officer (Principal Executive Officer)

/s/ Bryon Look	Executive Vice President and Chief Financial	July 14, 2005

Bryon Look	Officer (Principal Accounting and Financial Officer)

/s/ Wilfred J. Corrigan	Director	July 14, 2005

Wilfred J. Corrigan

Signature	Title	Date
/s/ T. Z. Chu	Director	July 14, 2005

T. Z. Chu

/s/ Malcolm R. Currie	Director	July 14, 2005

Malcolm R. Currie

/s/ James H. Keyes	Director	July 14, 2005

James H. Keyes

/s/ R. Douglas Norby	Director	July 14, 2005

R. Douglas Norby

/s/ Matthew J. O’Rourke	Director	July 14, 2005

Matthew J. O’Rourke

/s/ Gregorio Reyes	Director	July 14, 2005

Gregorio Reyes

/s/ Larry W. Sonsini	Director	July 14, 2005

Larry W. Sonsini

LSI LOGIC CORPORATION

REGISTRATION STATEMENT ON FORM S-8

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to the legality of securities being registered.

10.1	Stand-Alone Stock Option Agreement issued to Abhijit Y. Talwalkar.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this Registration Statement).